Exhibit 99.1

Exhibit A

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS FISCAL SECOND QUARTER RESULTS

NEW YORK, NY, March 12, 2013 – Enzo Biochem, Inc. (NYSE:ENZ) today reported results for the fiscal second quarter and six months ended January 31, 2013.

•	Jury declares Life Technologies infringed Enzo Biochem patents and awards Enzo $48.6 million

•	Company Reports Progress on Technology Platforms; Anticipates New Lab-Developed Tests Aimed at Women’s Health Market;

•	Superstorm Sandy Aftermath Interrupts Clinical Labs Top-Line Growth.

“Although Hurricane Sandy significantly impacted our Clinical Lab business during the second quarter, our restructuring efforts to streamline operations and deliver improved financial results remain firmly on track,” said Barry Weiner, President. “The storm delayed patient visits to doctors, resulting in lower specimen collection and delayed new product approvals during the quarter, which we estimate reduced revenue at Clinical Labs by $2.2 million. We expect Clinical Labs to return to the pattern of growth it had previously demonstrated during the upcoming quarters. In addition, we anticipate many of our newly introduced diagnostic tests should enhance results in the coming months.

“Our investment in protecting our intellectual property, which involved higher legal expenses during the second quarter, resulted in a favorable $48.6 million verdict that we believe positions the Company well, in advance of litigation surrounding even more significant patent infringement. Currently, the Company has numerous active litigations against many of the leading life sciences and diagnostics companies, which we believe have infringed upon our intellectual property through sales of products that have collectively generated billions of dollars of revenue. The majority of these recent cases are currently being handled on a contingency basis by one of the leading law firms in this area. Meanwhile, while some of the markets for our life sciences products remain challenging, we continue to tightly manage expenses to generate improved bottom-line results.”

Second Quarter Results

Revenues for the second fiscal quarter were $22.2 million, compared with $25.0 million a year ago. Operating expenses declined $0.5 million to $28.2 million, reflecting a reduction in selling, general and administrative and research and development expenses, partially offset by increased legal expenses in connection with the Life Technologies litigation. The net loss for the period was $(5.7) million or $(0.14) per diluted share, compared with $(4.2) million or $(0.11) per diluted share in the same period a year ago. EBITDA loss was $(4.7) million as compared to $(3.0) million in the year ago period.

As of January 31, 2013, cash and cash equivalents totaled $10.0 million. Working capital amounted to $13.7 million. Net cash used in operating activities for the six months ended January 31, 2013 was $4.6 million, up from $3.6 million the year ago period.

“This has been an unexpectedly challenging quarter,” said Mr. Weiner. “It included a devastating hurricane affecting Clinical Labs and reduced government expenditures, including a tightened NIH budget that has affected Life Sciences, while the trend continues towards reduced reimbursements both from government as well as commercial payors. On the plus side, we anticipate the introduction of new esoteric, higher margin laboratory developed tests that should drive revenue growth in Clinical Labs. Clinical Labs will shortly be adding several key assays to its expansive testing menu directed at Women’s Health. Hurricane Sandy not only adversely affected our lab service volume, but it also led to delays in final approval by regulatory authorities of several of these new key tests that we now expect to release.

“Additionally, we remain optimistic about the commercialization potential for products derived from our proprietary nucleic acid target amplification platform, AmpiProbeTM, as we have completed a number of key steps in the manufacturing and product development processes to move this technology towards monetization. I am also pleased to report that we continue to actively recruit and treat patients for the clinical trial of OptiquelTM, our study drug for the treatment of autoimmune uveitis, which is ongoing at the National Eye Institute in Bethesda, MD.

“Our investment in protecting our intellectual property, which resulted in higher legal expenses during the second quarter, resulted in a favorable $48.6 million verdict plus interest to be determined by the Court.

“Our goal remains to utilize Enzo’s considerable intellectual property and know-how to fashion Enzo into an industry-leading integrated life sciences/clinical lab company with cutting edge, innovative products that, in keeping with today’s healthcare cost concerns, are highly effective and provide physicians as well as investigators and product development technicians with advanced tools to better provide for the needs of patients.”

Segment Quarterly Results:

Clinical Labs was affected during the early part of the quarter as a result of the storm, although there has since been a pickup in activity. Revenues were $13.2 million, compared with $14.1 million a year ago, a 6% decline, mostly due to the storm’s impact. Gross profit decreased $1.5 million, to $3.9 million due to the decreased revenues and higher lab costs. Operating expenses, including a 5% reduction in the segment’s SG&A, declined $0.2 million to $6.3 million, from $6.5 million, with the result that the operating loss amounted to $2.4 million, compared with $1.1 million year over year.

Life Sciences’ continued to benefit from its transformation to a more centralized operating and marketing segment, narrower and more profitable product lines, reduced distributorships and lower payroll expenses from personnel staff reduction. However, lower funding for life science activities amidst macroeconomic concerns is having an industry-wide effect, particularly on product sales. Excluding royalty income, which was $1.0 million, product revenues were $7.9 million as compared to $9.5 million in the prior period. Total gross margin was $4.7 million, and as a percentage of sales was 53%, as compared with 57% a year ago. Total operating expenses declined 13%, to $4.8 million, reflecting cost-cutting, and the operating loss was $57,000, compared to operating income of $0.7 million a year ago. Life Sciences’ EBITDA was $0.9 million, a decrease of $.2 million from $1.1 million in the year ago period.

Year-to–Date Summary

For the six months ended January 31, 2013, revenue declined by $2.9 million to $47.8 million, from $50.7 million in the first half of 2012. Clinical Labs’ revenues increased 1%, negatively affected by approximately $2.9 million from the storm while Life Sciences’ product revenues declined 15% and royalty and licensing revenues declined $0.1 million. Gross margins were $20.4 million, $3 million less than a year ago. Operating expenses, including R&D, SG&A, legal and provision for uncollectible accounts decreased by 4%, largely due to reduced SG&A and R&D expenses. Net loss was $(9.4) million, compared with $(8.7) million in the year ago period.

Conference Call

The Company will conduct a conference call on March 13, 2013 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 19695460. Interested parties may also listen over the Internet at http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94391&eventID=4925179. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on March 27, 2013. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 19695460. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2012. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.
Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

TABLE FOLLOWS

ENZO BIOCHEM, INC.
(in thousands, except per share data)

Selected operations data:	Three months ended January 31, (unaudited)		Six months ended January 31, (unaudited)

	2013	2012	2013	2012

Revenues:
Clinical laboratory services	$13,320	$14,123	$28,497	$28,310
Product revenues	$7,876	$9,542	$16,309	$19,245
Royalty and license fee income	$1,014	$1,308	$3,033	$3,170

Total revenues	$22,210	$24,973	$47,839	$50,725

Gross profit	$8,642	$11,579	$20,377	$23,380

Gross profit %	39%	46%	43%	46%

Loss before income taxes	($5,854)	($4,076)	($9,607)	($8,402)

Benefit (provision) for income taxes (A)	180	(145)	242	(313)

Net loss	($5,674)	($4,221)	($9,365)	($8,715)

Basic and diluted loss per share	($0.14)	($0.11)	($0.24)	($0.23)

Weighted average shares outstanding - basic and diluted	39,312	38,616	39,295	38,607

Reconciliation of GAAP Net Loss to EBITDA:

Net loss	($5,674)	($4,221)	($9,365)	($8,715)
Add-back (deduct):
Depreciation and amortization	1,186	1,045	2,336	2,259
Interest expense (income)	7	(14)	15	(12)
(Benefit) provision for income taxes	(180)	145	(242)	313

EBITDA (B)	($4,661)	($3,045)	($7,256)	($6,155)

Notes:

A- All periods reflect effective tax rates below the statutory rate due to inability to recognize future tax benefits.

B- EBITDA is a non-GAAP measure, as described in the attached press release

Selected balance sheet data:

	Jan. 31, 2013	July 31, 2012

	(unaudited)

Cash and cash equivalents	$10,023	$15,076

Working capital	$13,673	$21,412

Stockholders’ equity	$40,290	$49,101

Total assets	$62,226	$69,123